Exhibit 10.2

PROMISSORY NOTE

Borrower:	Erba Diagnostics, Inc. 2140 North Miami Avenue Miami, FL 33127	Lender:	Citibank, N.A. 6801 Colwell Boulevard Irving, TX 75039

Principal Amount: $2,000,000.00	Date of Note: March 1, 2013

PROMISE TO PAY. To repay Borrower's loan, Erba Diagnostics, Inc. ("Borrower") promises to pay to Citibank, N.A. ("Lender"), or order, in lawful money of the United States of America, the principal amount of Two Million & 00/100 Dollars ($2,000,000.00) or so much as may be outstanding, together with interest on the unpaid outstanding principal balance calculated from the date of the first advance until repayment of all advances.

PAYMENT. Borrower will pay this loan in one payment of all outstanding principal plus all accrued unpaid interest on December 31, 2013. In addition, Borrower will pay regular monthly payments of all accrued unpaid interest due as of each payment date, beginning April 1, 2013, with all subsequent interest payments to be due on the same day of each month after that. Unless otherwise agreed or required by applicable law, payments will be applied to the loan in the following order: (1) interest; (2) principal; and (3) charges, fees and penalties. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing.

VARIABLE INTEREST RATE. The interest rate on this Note is subject to change from time to time based on changes in an independent index which is the London Interbank Rate as hereinafter defined

"Business Day" shall mean a day of the year on which banks are not required or authorized to close in Dallas, Texas and, in connection with determining the London Interbank Rate, dealings are carried on in the London interbank market and banks are open for London.

"London Interbank Rate" shall mean, with respect to each LIBOR Interest Period, as defined below, the interest rate per annum (rounded upward to the nearest whole multiple of 1/32 of 1%) recorded in The Wall Street Journal on the date which is two (2) Business days before the first day of such LIBOR Interest Period, for U.S. Dollar deposits in the London interbank market for a length of time approximately equal to the LIBOR Interest Period and in amounts comparable to the outstanding balance of the Note. In the event The Wall Street Journal shall cease to be published or record LIBOR rates, then a comparable financial publication selected by Lender in its sole discretion shall instead be used for such information. In the event such rate is unavailable, the London Interbank Rate shall mean, with respect to each LIBOR Interest Period, the rate per annum determined by Lender in its sole discretion to be the arithmetic average (rounded upward to the nearest whole multiple of 1/32 of 1%) of the respective rates communicated to it by prime banks in the London interbank market at approximately 11:00 a.m. London time on the date two (2) Business Days prior to the first day of such LIBOR Interest Period on the offering by such prime banks in the London interbank market of deposits of U.S. Dollars for a period of time approximately equal to such LIBOR Interest Period and in amounts comparable to the outstanding balance of the Note. (the "Index"). The Index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notifying Borrower. Lender will tell Borrower the current Index rate upon Borrower's request. The interest rate change will not occur more often than each "LIBOR Interest Period".

"LIBOR Interest Period" shall mean the period beginning on i) the Note date and ending one month ("One Month LIBOR") thereafter, and ii) thereafter the period beginning on the first day after the end of the immediately preceding LIBOR Interest Period and ending one month thereafter; provided however, that if the last day of such LIBOR Interest Period would otherwise occur on a day which is not a Business Day, such last day shall be extended to the next succeeding Business Day, except if such extension would cause such last day to occur in a new calendar month, in which event such last day shall occur on the next preceding Business Day. Borrower understands that Lender may make loans based on other rates as well. Interest on the unpaid principal balance of this Note will be calculated as described in the "INTEREST CALCULATION METHOD" paragraph using a rate of 1.750 percentage points over the Index. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

INTEREST CALCULATION METHOD. Interest on this Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under this Note is computed using this method.

PREPAYMENT. Borrower may pay without fee all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments of accrued unpaid interest. Rather, early payments will reduce the principal balance due.

PREPAYMENT. Borrower agrees not to send Lender payments marked "paid in full", "without recourse", or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: Citibank, N.A.; 6801 Colwell Boulevard; Irving, TX 75039.

LATE CHARGE. If a payment is 15 days or more late, Borrower will be charged 4.000% of the unpaid portion of the regularly scheduled payment.

INTEREST AFTER DEFAULT. If any Event of Default shall occur, including failure to pay upon final maturity, Lender, at its option, may, if permitted under applicable law, increase the interest rate on this Note to 4.750 percentage points above the index. The interest rate will not exceed the maximum rate permitted by applicable law.

DEFAULT. Each of the following shall constitute an event of default ("Event of Default") under this Note:

Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Default in Favor of Third Parties. Borrower defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower's property or Borrower's ability to repay this Note or perform Borrower's obligations under this Note or any of the related documents.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Insolvency. The dissolution or termination of Borrower's existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any Guarantor of any of the indebtedness or any Guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note.

Change of Control. Should Transasia Bio-Medicals Limited, a company organized under the laws of India, cease at any time, either directly or indirectly (whether through its subsidiary known as ERBA Diagnostics Mannheim GMBH or otherwise), to own, control and direct at least a majority of the voting interests in Borrower, or cease to have the power to direct the management of Borrower.

2

Adverse Change. A material adverse change occurs in Borrower's financial condition, or Lender, in good faith, believes the prospect of payment or performance of this Note is impaired.

Insecurity. Lender in good faith believes itself insecure.

LENDER'S RIGHTS. If any Event of Default shall occur, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest, together with all other applicable fees, costs and charges, if any, immediately due and payable.

ATTORNEYS' FEES; EXPENSES. Borrower agrees to pay all costs and expenses Lender incurs to collect this Note. This includes, subject to any limits under applicable law, Lender's reasonable attorneys' fees and Lender's legal expenses whether or not there is a lawsuit, including reasonable attorneys' fees and expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

GOVERNING LAW. This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of New York without regard to its conflicts of law provisions.

CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender's request to submit to the jurisdiction of the courts of New York County, State of New York. Nothing herein shall affect the right of the Lender to bring any action or proceeding against the Borrower or its property in the courts of any other jurisdiction.

RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower's accounts with Lender and its subsidiaries and affiliates (whether checking, savings, or some other account and whether evidenced by a certificate of deposit). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts, and, at Lender's option, to administratively freeze all such accounts to allow Lender to protect Lender's charge and setoff rights provided in this paragraph.

COLLATERAL. Borrower acknowledges this Note is secured by a Commercial Security Agreement of even date. If there is any inconsistency between the terms and conditions of this Note and the terms and conditions of the collateral documents, the terms and conditions of this Note shall prevail.

LINE OF CREDIT. This Note evidences a revolving line of credit. Advances under this Note may be requested only in writing by Borrower or as provided in this paragraph. All communications, instructions, or directions by telephone or otherwise to Lender are to be directed to Lender's office shown above. Borrower agrees to be liable for all sums either: (A) advanced in accordance with the instructions of an authorized person or (B) credited to any of Borrower's accounts with Lender. The unpaid principal balance owing on this Note at any time may be evidenced by endorsements on this Note or by Lender's internal records, including daily computer print-outs.

ADVANCES. All requests shall be for a minimum of $10,000.00.

JURY WAIVER. BORROWER HEREBY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING HEREUNDER OR IN CONNECTION HEREWITH TO THE EXTENT PERMITTED BY APPLICABLE LAW.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower's heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

3

GENERAL PROVISIONS. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. The obligations under this Note are joint and several.

BORROWER:

ERBA DIAGNOSTICS, INC.

By: __/s/ Kevin Clark ______________________________

Kevin Clark, CEO of Erba Diagnostics, Inc.

4